Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 6, 2020 (except for Going Concern, Liquidity and Capital Resources and Reverse Stock Split in Note 2, as to which the date is August 25, 2020), with respect to the consolidated financial statements of ArcherDX, Inc. included in the Proxy Statement of Invitae Corporation that is made a part of the Registration Statement (Form S-4) and related Prospectus of Invitae Corporation for the registration of 57,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado
August 25, 2020